SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 13, 2007 (June 11, 2007)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ	07662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2007, the Company’s Board of Directors elected John J. O’Connell III as Vice President-Finance, the chief accounting officer of the Company, effective immediately.

Mr. O’Connell, age 38, had been Vice President-Controller of United Retail Incorporated, the Company’s operating subsidiary, since October 2005. Previously, he was Retail Controller for Polo Ralph Lauren, which, among other businesses, operated a chain of retail specialty apparel stores, from September 2005 to October 2002. Earlier, he was Controller of Brooks Brothers, Inc., a chain of retail specialty apparel stores, from September 2002 to October 2001. He is a certified public accountant and previously practiced accounting at PricewaterhouseCoopers LLP for approximately eleven years. He holds a Bachelor of Science degree in accounting from the University of Scranton.

In anticipation of Mr. O’Connell’s election as Vice President-Finance, the Compensation Committee granted him a stock appreciation right to be settled in cash (“SAR”) with respect to 10,000 shares of Company Common Stock. The SAR has a grant price of $13.50, a grant date of May 2, 2007 and a term of seven years with five-year vesting.

Jon Grossman, who preceded Mr. O’Connell as the Company’s Vice President-Finance, became the Vice President-Financial Planning and Analysis of United Retail Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 13, 2007	UNITED RETAIL GROUP, INC.
(Registrant)

By: /s/GEORGE R. REMETA
George R. Remeta
Chief Administrative Officer